May 21, 2001



Joseph Lamoreux
8801 Bluegrass Drive
Austin, TX  78759

Dear Joseph:

Valence is pleased to offer you the position of Vice President Systems Engineering. This letter embodies the terms of our offer of employment to you.

You will work at our facility located at 301 Conestoga Way, Henderson, Nevada. You will report to Stephan Godevais, President & CEO. Your starting annual salary will be $200,000 paid on a bi-weekly basis. This is an exempt position, and as such you will not be eligible for overtime pay. You will receive an employee stock option in the amount of 225,000 shares. The exercise price of this option will be the closing value of Valence's stock on your first day of employment. This option vests over a four year period; 25% on your anniversary date and 75% vests quarterly over the remaining three years. You will be eligible to receive medical, dental, vision, and life insurance coverage provided under Valence's group insurance plans, and will be eligible to participate in Valence's 401(k) plan. You will be eligible for three weeks of vacation per year, accrued on a monthly basis.

As a Valence employee you will be expected to abide by company rules and regulations. You will be expected to sign and comply with our employee agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Valence and nondisclosure of proprietary information.

This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins.

As an employee you may terminate employment at any time and for any reason whatsoever with notice to Valence. We request that in the event of resignation, you give the company at least two weeks notice. Similarly, Valence may terminate your employment any time and for any reason whatsoever, with or without cause. In the event of termination by Valence, Valence will provide you with four months salary payable as of the date of termination. In the event Valence terminates your employment within the three months immediately prior to the first anniversary date of your employment (the vesting date for your first portion of options), Valence will accelerate the vesting date for the first portion of options to be effective as of the termination date, provided that, the termination is for any reason other than Good Cause as defined herein. "Good Cause" shall mean and include termination by reason of (i) your conviction (including pleading guilty or no contest) of any (a) felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company or (b) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (ii) willful and continued neglect by you of your duties as an employee, if such neglect continues for more than ten days following written notice to you specifying such breach and demanding that you cure such breach, and/or (iii) your willful failure to abide by the Company's policies applicable to your employment. Furthermore, this mutual termination of employment arrangement supersedes all prior written and oral agreements between you and Valence.

If you wish to accept employment at Valence under the terms set out above, please sign and date this letter, and return it to Cathy Scolari.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,


/s/ Stephan B. Godevais


Stephan B. Godevais
President & CEO